Amendment No. 1 to Letter Agreement

This Amendment No. 1 to Letter Agreement (the "Amendment") is effective as of February 22, 2012 (the "Amendment Effective Date") and updates that certain letter agreement between Edward G. Goldfinger ("Mr. Goldfinger") and Zipcar, Inc. (the "Company") dated as of April 10, 2010 (the "Letter Agreement"), which updated and amended the original offer letter between Mr. Goldfinger and the Company dated September 4, 2007 as such offer letter had been previously updated and amended pursuant to a letter dated December 15, 2008.

  The first sentence of the third paragraph of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

  "Effective as of January 1, 2012, your annual salary will be two hundred ninety thousand dollars ($290,000) per year, to be paid in bi-weekly installments in the amount of $11,153.85, in accordance with the Company's usual payroll practices."

  The first sentence of the fourth paragraph of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

  "For the fiscal year 2011 and for subsequent fiscal years, you are also eligible to receive a discretionary annual bonus of up to 60 percent (60%) of your annualized base salary."

  The ninth paragraph of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

  "In the event that the Company terminates your employment without "Cause," or you terminate your employment with the Company for "Good Reason," then, provided you enter into and do not revoke a binding release of claims in favor of the Company within 30 days of the date of your termination, which is reasonably acceptable to the Company, the Company shall pay to you, in accordance with the Company's regular payroll practices, six (6) months of severance pay at your then applicable base salary. If, however, your employment is terminated either by the Company without "Cause" or by you for "Good Reason" within twelve (12) months after a "Change of Control" of the Company, the severance period shall be twelve (12) months regardless of your length of continuous employment with the Company and you will receive an additional amount equal to 100% of your targeted annual bonus for the year in which your employment is terminated (the "Bonus Amount"). Your severance pay, which may be paid in either a lump sum or in the form of salary continuation, will commence 30 days following the date of termination, provided that the release has been properly executed and not revoked as of such date, or, if the release has been executed and the applicable revocation period has expired prior to the 30th day following your termination of employment, then the severance payments may commence on such earlier date. Notwithstanding the foregoing, if the 30th day following your termination occurs in the calendar year following your termination, then the payments may commence no earlier than January 1 of such subsequent calendar year. The Bonus Amount shall be paid in a lump sum on the date your severance pay begins. The payment of any severance is subject to the terms set forth in Appendix A. For purposes hereof, "Change in Control" shall mean the sale of all or substantially all of the capital stock (other than the issuance by the Company of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction)."

  Except as amended hereby, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

IT WITNESS WHEREOF, the Company and Mr. Goldfinger have executed this Amendment No. 1 as of the Amendment Effective Date.

ZIPCAR, INC. EDWARD G. GOLDFINGER

By:_/s/ Scott W. Griffith____________ /s/ Edward G. Goldfinger_______________

Scott W. Griffith Edward G. Goldfinger

Chairman and CEO